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                                                                  EXHIBIT 23.8

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-33397 of NRG Energy, Inc. on Form S-1 of our report dated 11 December 1997 (relating to Loy Yang Power Limited on certain agreed upon procedures covering the period from 1 February 1995 to 30 June 1995, the financial year ended 30 June 1996, and the period from 1 July 1996 to 12 May 1997) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such prospectus.

/s/ Arthur Andersen
Chartered Accountants

/s/ Michael S. Perry
Michael S. Perry
Partner
December 11, 1997